Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2008, accompanying the consolidated financial statements and financial statement schedule (which report expressed an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern) included in the Annual Report of WorldSpace, Inc., on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the following Registration Statements of WorldSpace, Inc.:

•	Form S-8, No. 333-127328
•	Form S-3, No. 333-144960
•	Form S-3, No. 333-144425
•	Form S-3, No. 333-139125
•	Form S-3, No. 333-136740

/s/ Grant Thornton LLP

McLean, Virginia

March 31, 2008